UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2017

MNP Petroleum Corporation
(Exact name of registrant as specified in its charter)

Nevada	333-107002	91-1918324
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

Bahnhofstrasse 9, 6341 Baar, Switzerland
(Address of principal executive offices) (Zip Code)

+41 (44) 718 10 30
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.
On September 7, 2017, MNP Petroleum Corporation (the “Company” or “MNP”) entered into a binding agreement, as amended on September 20, 2017 (collectively, the “Agreement”) with GSC-TL Partners LLC (“GSCP”), a privately held Delaware limited liability company headquartered in Houston, Texas, providing for a staged private placement of up to 60% of the equity of MNP for a purchase price of up to US$35,000,000.
The Agreement contemplates that MNP will issue an aggregate of 258,955,325 common shares (approximately 60% of the issued and outstanding common shares after adjusting for the issuance) in exchange for an investment into MNP and its projects of up to US$35,000,000. Only a portion of the purchase price - US$4,000,000 - will be in the form of cash paid to MNP - the balance is to be invested directly into work programs on MNP’s oil and gas properties in Tajikistan over a 24 month period, as well as the construction of a community development project (the construction of a school in the Farkhor District of Tajikistan).
In the first stage, MNP proposes to issue 43,000,000 common shares to GSCP for cash consideration of US$3,000,000 to be paid to MNP.  After adjusting for the issuance of these common shares, GSCP would own approximately 19.95% of the issued and outstanding common shares of MNP.  The Agreement contemplates that this first stage will close shortly after receipt of all required regulatory and stock exchange approvals (this closing date will then be the “Effective Date” of the Agreement).  Also on the Effective Date, MNP has agreed to cause one of its five directors to resign and appoint one GSCP nominee to fill that vacancy, and it will permit GSCP to designate a new Chief Operating Officer and a Corporate Secretary to be appointed by the MNP Board of Directors on the Effective Date.
In the second stage, the Agreement contemplates that MNP will issue up to 93,000,000 common shares to GSCP for a purchase price of US$1,000,000 cash to MNP and up to US$6,500,000 to be invested by GSCP in the Tajik community development project, which was originally undertaken by MNP as part of the acquisition transaction of EPA.at Beteiligungsgesellschaft m.b.H. (“EPA”).  The Agreement contemplates that the construction of the new school should be completed by August 1, 2018, that GSCP will pay the US$1,000,000 to MNP six months after the Effective Date and the second stage shares will be issued on the first anniversary of the Effective Date.
In the third stage, the Agreement contemplates that MNP will issue to GSCP an additional 122,955,325 common shares on the second anniversary of the Effective Date in exchange for the financing of an interest free facility by GSCP, over the 24 month period beginning on the Effective Date, of US$25,000,000 or its equivalent in work programs on the two exploration concessions in Tajikistan owned by DWM Petroleum’s Tajik subsidiary CJSC Somon Oil and the redevelopment of the oilfield project owned by Petroleum Sugd LLC.  Petroleum Sugd LLC, a Tajik company owned by EPA (as to 57.42%) and Sugdneftugas (as to 42.58%), owns ten (10) producing oilfields in Northern Tajikistan.  Sugdneftugas is wholly-owned by the Government of Tajikistan.  TF Petroleum AG, a Swiss corporation wholly-owned by MNP’s Swiss subsidiary, DWM Petroleum AG, owns sixty-five percent (65%) of EPA.

Completion of the transactions is subject to conditions, including receipt of regulatory and Exchange approval, and MNP has agreed to dedicate a portion of the $3,000,000 purchase price for the first stage shares to this purpose.  In addition, because GSCP will become a “control person” of MNP upon completion of the second stage, the Agreement contemplates that the second and third stages will be subject to shareholder approval.  In addition, after it has obtained shareholder approval, MNP has agreed to provide GSCP with two additional Board seats (in other words, after the shareholders have approved the creation of a new control person but before completion of the second stage, GSCP will be permitted to have three of the five MNP Board seats).  MNP hopes to be able to close the first stage in short order, subject to receipt of Exchange approval, and it intends to file all delinquent public disclosure documents and obtain shareholder approval before completing the second and third stages.  In Canada, MNP will continue to be cease traded until it has achieved compliance and obtained revocation of the existing cease trade orders.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits
99.1	Press Release dated September 21, 2017 announcing entry into the Agreement.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MNP PETROLEUM CORPORATION

By:

“Peter-Mark Vogel”
Peter-Mark Vogel
Chief Financial Officer, Treasurer and Secretary
Date: September 22, 2017